UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 16, 2016

FORESIGHT ENERGY LP
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36503	80-0778894
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

211 North Broadway Suite 2600 Saint Louis, MO 63102
(Address of Principal Executive Offices)

(314) 932-6160
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01	REGULATION FD DISCLOSURE

On February 16, 2016, Foresight Energy LLC and Foresight Energy Finance Corporation (together, the “Issuers”), wholly owned subsidiaries of Foresight Energy LP (the “Partnership”), elected to exercise the 30-day grace period with respect to the interest payment due under the indenture (the “Indenture”) governing the Issuers’ 7.875% Senior Notes due 2021 (the “Notes”).  The election to exercise the 30-day grace period extends the time period the Issuers have to make the approximately $23.6 million interest payment without triggering an event of default under the Indenture.  Events of default will exist under Foresight Energy LLC’s credit agreement governing its senior secured credit facilities, Foresight Receivables LLC’s receivables financing agreement and the credit agreements governing certain equipment financings of certain other subsidiaries of the Partnership if the Issuers do not make the interest payment prior to the end of the 30-day grace period.  During the grace period, we intend to continue to engage in discussions and negotiations with the holders of the Notes and our secured lenders.

The Issuers’ existing forbearance agreement with certain holders of the Notes remains in effect through February 29, 2016.  The existing forbearance agreement, dated as of January 27, 2016, with certain lenders under Foresight Receivables, LLC’s receivables financing agreement remains in effect through February 29, 2016 and has been amended so that the “Specified Defaults” thereunder include any default or event of default in respect of the Issuers failing to make the interest payment due on February 16, 2016.

The information in this Item 7.01 is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of such section or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Foresight Energy LP
By:	Foresight Energy GP LLC,
its general partner
By:	/s/ Robert D. Moore
Robert D. Moore
President and Chief Executive Officer
Date: February 16, 2016